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                                                                  EXHIBIT (b)(2)



        The first paragraph of Article 1. Section 7 of the By-laws-Laws of the Corporation is hereby replaced as follows:

        Section 7. VOTING AND INSPECTORS. At all meetings, stockholders of record entitled to vote thereat shall have one vote for each share of common stock standing in his/her name on the books of the Corporation (and such stockholders of record holding fractional shares,if any,shall have proportionate voting rights) on the date for the determination of stockholders entitled to vote at such meeting, either in person or by proxy. A stockholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the stockholder or the stockholder's authorized agent signing the writing or causing the stockholder's signature to be affixed to the writing by any reasonable means, including facsimilie signature. A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram, datagram, or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission.